Exhibit 4.3

Replacement Capital Covenant, dated as of September 29, 2006 (this "Replacement Capital Covenant"), by Dominion Resources, Inc., a Virginia corporation (together with its successors and assigns, the "Corporation"), in favor of and for the benefit of each Covered Debtholder (as defined below).

Recitals

A. On the date hereof, the Corporation is issuing $500,000,000 aggregate principal amount of its Series B Enhanced Junior Subordinated Notes due 2066 (the "Notes").

B. This Replacement Capital Covenant is the "Replacement Capital Covenant" referred to in the Corporation’s Prospectus Supplement, dated September 26, 2006.

C. The Corporation, in entering into and disclosing the content of this Replacement Capital Covenant in the manner provided below, is doing so with the intent that the covenants provided for in this Replacement Capital Covenant be enforceable by each Covered Debtholder and the Corporation be estopped from disregarding the covenants in this Replacement Capital Covenant, in each case to the fullest extent permitted by applicable law.

D. The Corporation acknowledges that reliance by each Covered Debtholder upon the covenants in this Replacement Capital Covenant is reasonable and foreseeable by the Corporation and that, were the Corporation to disregard their respective covenants in this Replacement Capital Covenant, each Covered Debtholder would have sustained an injury as a result of its reliance on such covenants.

NOW, THEREFORE, the Corporation hereby covenants and agrees as follows in favor of and for the benefit of each Covered Debtholder.

SECTION 1. Definitions. Capitalized terms used in this Replacement Capital Covenant (including the Recitals) have the meanings set forth in Schedule I hereto.

SECTION 2. Limitations on Redemption, Repurchase or Purchase of Notes. The Corporation hereby promises and covenants to and for the benefit of each Covered Debtholder that the Corporation shall not redeem or repurchase all or any part of the Notes on or before September 30, 2036 except to the extent that the redemption or repurchase price therefor is equal to or less than the sum of (i) the Applicable Percentage of the aggregate net cash proceeds received by the Corporation from non-affiliates during the 180 days prior to the applicable redemption or repurchase date from the issuance and sale of Common Stock of the Corporation plus (ii) 100% of the aggregate net cash proceeds received by the Corporation from non-affiliates during the 180 days prior to the applicable redemption or repurchase date from the issuance and sale of Replacement Capital Securities of the Corporation (other than Common Stock). For the avoidance of doubt, persons covered by the Corporation’s dividend reinvestment plan, any direct stock purchase plan and director and employee benefit plans shall be deemed non-affiliates for purposes of this Section 2.

SECTION 3. Covered Debt. (a) The Corporation represents and warrants that the Initial Covered Debt is Eligible Debt.

(b) (i) During the period commencing on the earlier of (x) the date two years and 30 days prior to the final maturity date for the then effective Covered Debt and (y) the date on which the Corporation gives notice of redemption of the then effective Covered Debt, if such redemption is in whole or in part with the consequence that after giving effect to such redemption the outstanding principal amount of such Covered Debt would be less than $100,000,000, or (ii) if earlier than the date specified in clauses (x) and (y) of this Section 3(b)(i), on the date on which the Corporation repurchases the then effective Covered Debt in whole or in part and, after giving effect to such repurchase, the outstanding principal amount of such Covered Debt would be less than $100,000,000, the Corporation shall identify the series of Eligible Debt that will become the Covered Debt on the related Redesignation Date in accordance with the following procedures:

(A) the Corporation shall identify each series of its then outstanding long-term indebtedness for money borrowed that is Eligible Debt;

(B) if only one series of the Corporation’s then outstanding long-term indebtedness for money borrowed is Eligible Debt, such series shall become the Covered Debt commencing on the related Redesignation Date;

(C) if the Corporation has more than one outstanding series of long-term indebtedness for money borrowed that is Eligible Debt, then the Corporation shall identify a specific series that has the latest occurring final maturity date as of the date on which the Corporation is applying the procedures in this Section 3(b) and such series shall become the Covered Debt commencing on the related Redesignation Date;

(D) the series of outstanding long-term indebtedness for money borrowed that is determined to be the Covered Debt pursuant to clause (B) or (C) above shall be the Covered Debt for purposes of this Replacement Capital Covenant for the period commencing on the related Redesignation Date and continuing to but not including the Redesignation Date as of which a new series of outstanding long-term indebtedness is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(b); and

(E) in connection with such identification of a new series of the Covered Debt, notice shall be given as provided for in Section 3(d) within the time frame provided for in such section.

(c) Notwithstanding any other provisions of this Replacement Capital Covenant, (i) if a series of Eligible Senior Debt of the Corporation has become the Covered Debt in accordance with Section 3(b), on the date on which the Corporation issues a new series of Eligible Subordinated Debt, then immediately upon such issuance such series shall become the Covered Debt and the applicable series of Eligible Senior Debt shall cease to be the Covered Debt.

(d) In order to give effect to the intent of the Corporation described in Recital C, the Corporation covenants that (i) simultaneously with the execution of this Replacement Capital Covenant, or as soon as practicable after the date hereof, notice shall be given to the Holders of the Initial Covered Debt, in the manner provided in the indenture or other instrument under which such Initial Covered Debt was issued, of this Replacement Capital Covenant and the rights granted to such Holders hereunder; (ii) so long as the Corporation is a reporting company under the Securities Exchange Act, the Corporation will include or cause to be included in each Form 10-K filed with the Commission by the Corporation a description of the covenant set forth in Section 2 and identify the series of long-term indebtedness for borrowed money that is Covered Debt as of the date such Form 10-K is filed with the Commission; (iii) if a series of the Corporation’s long-term indebtedness for money borrowed (1) becomes Covered Debt or (2) ceases to be Covered Debt, notice of such occurrence will be given within 30 days to the holders of such long-term indebtedness for money borrowed in the manner provided for in the indenture or other instrument under which such long-term indebtedness for money borrowed was issued and report such change in the next Form 10-Q or Form 10-K, as applicable, of the Corporation, as applicable; (iv) if, and only if, the Corporation ceases to be a reporting company under the Securities Exchange Act, the Corporation will post on its website the information otherwise required to be included in Securities Exchange Act filings pursuant to clauses (ii) and (iii) above; and (v) promptly upon the request of any Holder of Covered Debt, the Corporation will provide such Holder with an executed copy of this Replacement Capital Covenant.

SECTION 4. Termination and Amendment. (a) The obligations of the Corporation pursuant to this Replacement Capital Covenant shall remain in full force and effect until the earliest date (the "Termination Date") to occur of (i) September 30, 2036, (ii) the date, if any, on which the Holders of at least a majority of the outstanding principal amount of the then effective Covered Debt consent or agree in writing to the termination of the obligations of the Corporation hereunder and (iii) the date on which the Corporation ceases to have any Eligible Senior Debt or Eligible Subordinated Debt (in each case without giving effect to the rating requirement in clause (ii) of the definition of each such term). From and after the Termination Date, the obligations of the Corporation pursuant to this Replacement Capital Covenant shall be of no further force and effect with respect to the Holders, or otherwise.

(b) This Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed by the Corporation with the consent of the Holders of at least a majority of the outstanding principal amount of the then effective Covered Debt, provided that this Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed by the Corporation (and without the consent of the Holders) if such amendment or supplement is (i) solely to impose additional restrictions on the ability of the Corporation to redeem or repurchase Notes or (ii) not adverse to the Holders of the then effective Covered Debt and an officer of the Corporation has delivered to the Holders of the then effective Covered Debt in the manner provided for in the indenture or other instrument under which such long-term indebtedness for money borrowed was issued a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the Holders of the then effective Covered Debt.

(c) For purposes of Sections 4(a) and 4(b), the Holders whose consent or agreement is required to terminate, amend or supplement this Replacement Capital Covenant or the obligations of the Corporation hereunder shall be the Holders of the then effective Covered Debt as of a record date established by the Corporation that is not more than 30 days prior to the date on which the Corporation proposes that such termination, amendment or supplement becomes effective.

SECTION 5. Miscellaneous. (a) This Replacement Capital Covenant shall be governed by and construed in accordance with the laws of the State of New York.

(b) This Replacement Capital Covenant shall be binding upon the Corporation (and its successors and assigns) and shall inure to the benefit of the Covered Debtholders as they exist from time-to-time (it being understood and agreed by the Corporation that any Person who is a Covered Debtholder shall retain its status as a Covered Debtholder for so long as the series of long-term indebtedness for borrowed money owned by such Person is Covered Debt and, if such Person initiates a claim or proceeding to enforce its rights under this Replacement Capital Covenant after the Corporation has violated its covenants in Section 2 and before the series of long-term indebtedness for money borrowed held by such Person is no longer Covered Debt, such Person’s rights under this Replacement Capital Covenant shall not terminate by reason of such series of long-term indebtedness for money borrowed no longer being Covered Debt).

(c) The Corporation acknowledges that reliance by each Covered Debtholder upon the covenants in this Replacement Capital Covenant is reasonable and foreseeable by the Corporation and that, were the Corporation to disregard its covenants in this Replacement Capital Covenant, each Covered Debtholder would have sustained an injury as a result of its reliance on such covenants.

(d) All demands, notices, requests and other communications to the Corporation under this Replacement Capital Covenant shall be deemed to have been duly given and made if in writing and (i) if served by personal delivery upon the Corporation, on the day so delivered (or, if such day is not a Business Day, the next succeeding Business Day) or (ii) if delivered by registered post or certified mail, return receipt requested, or sent to the Corporation by a national or international courier service, on the date of receipt by the Corporation (or, if such date of receipt is not a Business Day, the next succeeding Business Day), or (iii) if sent by telecopier, on the day telecopied, or if not a Business Day, the next succeeding Business Day, provided that the telecopy is promptly confirmed by telephone confirmation thereof, and in each case to the Corporation at the address set forth below, or at such other address as the Corporation may thereafter post on its website as the address for notices under this Replacement Capital Covenant:

Dominion Resources, Inc.
120 Tredegar Street Richmond, VA 23219
Attention: Treasurer
Facsimile No: (804) 819-2211
Telephone No: (804) 819-2000

IN WITNESS WHEREOF, the Corporation has caused this Replacement Capital Covenant to be executed by a duly authorized officer as of the day and year first above written.

DOMINION RESOURCES, INC.

By:	/s/G. Scott Hetzer
Name:	G. Scott Hetzer
Title:	Senior Vice President and Treasurer

Schedule I

Definitions

"Alternative Payment Mechanism" means, with respect to any securities or combination of securities referred to in the definition of "Replacement Capital Securities," that such securities or related transaction agreements include a provision to the effect that, if the issuer has exhausted its rights to defer Distributions at its option pursuant to an Optional Deferral Provision or if any Mandatory Trigger Provision has become applicable, the issuer may or shall, as applicable, unless a Market Disruption Event has occurred and is continuing, (i) issue and sell APM Qualifying Securities, subject to the APM Qualifying Securities Caps, during the 180 days prior to each applicable Distribution Date, in an amount such that the net proceeds of such sale shall equal or exceed such Distributions and (ii) apply the net proceeds of such sale or sales to pay Distributions to be paid in full.

"APM Qualifying Securities" means:

(a) Common Stock;

(b) Qualifying Warrants; and

(c) non-cumulative perpetual preferred stock, where either (i) the transaction documents include (x) provisions to the effect that, during periods as to which the Corporation has failed one or more financial tests, the Corporation may not pay Distributions on the non-cumulative perpetual preferred stock and (y) Intent-Based Replacement Disclosure or (ii) such non-cumulative perpetual preferred stock is subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant, and in the case of both clause (i) and (ii) the transaction documents provide for no remedies as a consequence of non-payment of Distributions other than Permitted Remedies (without regard to clause (iii) of the definition of Permitted Remedies).

"APM Qualifying Securities Caps" means:

(i) in the case of APM Qualifying Securities that are Common Stock or Qualifying Warrants, aggregate proceeds from the issuance thereof pursuant to the related Alternative Payment Mechanism (including at any point in time from all prior issuances thereof pursuant to such Alternative Payment Mechanism) with respect to deferred Distributions attributable to the first five years of any deferral period exceeding an amount equal to 2% of the product of the average of the current stock market price of the Common Stock on the ten consecutive trading days ending on the fourth trading day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of Common Stock as of the date of the Corporation’s most recent publicly available consolidated financial statements (the "Common Cap"); and

(ii) in the case of APM Qualifying Securities that are non-cumulative perpetual preferred stock, aggregate proceeds from the issuance thereof pursuant to the related Alternative Payment Mechanism (including at any point in time from all prior issuances thereof pursuant to such Alternative Payment Mechanism) exceeding 25% of the principal or stated amount of the securities that are the subject of the related Alternative Payment Mechanism (the "Preferred Cap"); provided (and it being understood) that:

(a) once the Corporation reaches the Common Cap, it will not be required to issue more Common Stock or Qualifying Warrants under the Alternative Payment Mechanism with respect to deferred Distributions attributable to the first five years of any deferral period even if the amount referred to in clause (i) subsequently increases because of a subsequent increase in the current market price of Common Stock or the number of outstanding shares of Common Stock; and

(b) if, due to a Market Disruption Event or otherwise, the Corporation is able to raise some, but not all, of the eligible proceeds necessary to pay all deferred Distributions on any Distribution Date, the Corporation will apply any available eligible proceeds to pay accrued and unpaid Distributions on the applicable Distribution Date in chronological order subject to the APM Qualifying Securities Caps.

"Applicable Percentage" means, in respect of any issuance and sale of Common Stock during the 180 days prior to the date of redemption or repurchase by the Corporation of any Notes, (i) if such Notes are redeemed or repurchased by the Corporation after the date hereof and on or before September 30, 2016, 200% and (ii) if such Notes are redeemed or repurchased by the Corporation after September 30, 2016, 400%.

"Board of Directors" means the Board of Directors of the Corporation or a duly constituted committee thereof.

"Business Day" means each day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

"Commission" means the United States Securities and Exchange Commission.

"Common Equity Units" means a security or combination of securities that

(i) gives the holders (a) a beneficial interest in a fixed income security of the Corporation (including a debt security, a trust preferred security of a subsidiary trust or preferred stock) that has a maturity no greater than six years and (b) a beneficial interest in a stock purchase contract;

(ii) includes a remarketing feature pursuant to which the fixed income security is required to be remarketed to new investors within four years from the date of issuance of the security; and

(iii) provides for the proceeds raised in the remarketing to be used to purchase a determinable number of shares of Common Stock (which may be determinable within a range) pursuant to the stock purchase contract.

"Common Stock" means common stock of the Corporation (including treasury shares of common stock and shares of common stock, if any, sold pursuant to a dividend reinvestment plan, any direct stock purchase plan or director or employee benefit plan).

"Corporation" has the meaning specified in the introduction to this instrument.

"Covered Debtholder" means each Person (whether a Holder or a beneficial owner holding through a participant in a clearing agency) that buys, holds or sells long-term indebtedness for money borrowed of the Corporation during the period that such long-term indebtedness for money borrowed is Covered Debt, provided that a Person who has sold all its right, title and interest in Covered Debt shall cease to be a Covered Debtholder at the time of such sale if, at such time, the Corporation has not breached or repudiated, or threatened to breach or repudiate, its obligations hereunder.

"Covered Debt" means (i) at the date of this Replacement Capital Covenant and continuing to but not including the first Redesignation Date, the Initial Covered Debt and (ii) thereafter, commencing with each Redesignation Date and continuing to but not including the next succeeding Redesignation Date, the Eligible Debt identified pursuant to Section 3(b) as the Covered Debt for such period.

"Distribution Date" means, as to any security or combination of securities, the dates on which periodic Distributions on such securities are scheduled to be made.

"Distribution Period" means, as to any security or combination of securities, each period from and including a Distribution Date for such securities to but not including the next succeeding Distribution Date for such securities.

"Distributions" means, as to a security or combination of securities, dividends, interest payments or other income distributions to the holders thereof that are not Subsidiaries of the Corporation.

"Eligible Debt" means, at any time, Eligible Subordinated Debt or, if no Eligible Subordinated Debt is then outstanding, Eligible Senior Debt. The Notes shall not be considered "Eligible Debt" for purposes of this Replacement Capital Covenant.

"Eligible Senior Debt" means, at any time in respect of any issuer, each series of the issuer’s then outstanding long-term indebtedness for money borrowed that (i) upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks most senior among the issuer’s then outstanding classes of indebtedness for money borrowed, (ii) is then assigned a rating by at least one NRSRO (provided that this clause (ii) shall apply on a Redesignation Date only if on such date the issuer has outstanding senior long-term indebtedness for money borrowed that satisfies the requirements of clauses (i), (iii) and (iv) that is then assigned a rating by at least one NRSRO), (iii) has an outstanding principal amount of not less than $100,000,000, and (iv) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

"Eligible Subordinated Debt" means, at any time in respect of any issuer, each series of the issuer’s then outstanding long-term indebtedness for money borrowed that (i) upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks subordinate to the issuer’s then outstanding series of indebtedness for money borrowed that ranks most senior, (ii) is then assigned a rating by at least one NRSRO (provided that this clause (ii) shall apply on a Redesignation Date only if on such date the issuer has outstanding subordinated long-term indebtedness for money borrowed that satisfies the requirements of clauses (i), (iii) and (iv) that is then assigned a rating by at least one NRSRO), (iii) has an outstanding principal amount of not less than $100,000,000, and (iv) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

"Explicit Replacement Covenant" means, as to any security or combination of securities, that the issuer has made a covenant substantially similar to this Replacement Capital Covenant to the effect that the issuer will redeem or repurchase such securities only if and to the extent that the redemption or repurchase price is equal to or less than the net proceeds received from the issuance and sale of Replacement Capital Securities, substantially as that term is defined herein but as applied to such securities instead of to the Notes, raised within 180 days prior to the applicable redemption or repurchase date, and that the board of directors of the issuer has determined that such covenant is binding on the issuer for the benefit of one or more series of the long-term indebtedness for money borrowed of the issuer (or an affiliate of the issuer, if the covenant so provides) to the same extent as this Replacement Capital Covenant is binding on the Corporation for the benefit of the Holders of the Initial Covered Debt.

"Form 10-K" means an Annual Report on Form 10-K filed with the Commission under the Securities Exchange Act, and any successor report.

"Form 10-Q" means a Quarterly Report on Form 10-Q filed with the Commission under the Securities Exchange Act, and any successor report.

"Holder" means, as to the Covered Debt then in effect, each holder of such Covered Debt as reflected on the securities register maintained by or on behalf of the Corporation with respect to such Covered Debt.

"Initial Covered Debt" means the 8.4% Capital Securities issued on January 12, 2001 by Dominion Resources Capital Trust III (CUSIP No. 25746NAA3).

"Intent-Based Replacement Disclosure" means, as to any security or combination of securities issued, directly or indirectly, that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such security or combination of securities were initially offered for sale or in filings with the Commission made by the issuer or an affiliate under the Securities Exchange Act prior to or contemporaneously with the issuance of such securities, that the issuer will redeem or repurchase such securities only with securities that would be considered Replacement Capital Securities, substantially as that term is defined herein but as applied to such securities instead of to the Notes, raised within 180 days prior to the applicable redemption or repurchase date.

"Mandatory Trigger Provision" means, as to any security or combination of securities, provisions in the terms thereof or in the related transaction agreements that (A) require, or at its option in the case of perpetual non-cumulative preferred stock permit, the issuer of such security or combination of securities to make payment of Distributions on such securities only in connection with the issuance and sale of APM Qualifying Securities, within two years of a failure to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in amount such that the net proceeds of such sale at least equal the amount of unpaid Distributions on such securities (including without limitation all deferred and accumulated amounts) and in either case requires the application of the net proceeds of such sale to pay such unpaid Distributions, (B) in the case of securities other than perpetual non-cumulative preferred stock, prohibit the issuer from repurchasing any shares of its Common Stock prior to the date six months after the issuer applies the net proceeds of the sales described in clause (A) to pay such unpaid Distributions in full, (C) upon any liquidation, dissolution, winding up, reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such securities (other than perpetual non-cumulative preferred stock) for Distributions that accumulate during a period in which the Corporation fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements to (x) 25% of the principal amount of such securities then outstanding in the case of securities not permitting the issuance and sale pursuant to the provisions described in clause (A) above of securities other than Common Stock or (y) two years of accumulated and unpaid Distributions (including compounded amounts thereon) in all other cases and (D) limit the issuer’s use of APM Qualifying Securities that are non-cumulative perpetual preferred stock for purposes of making payments of Distributions on such securities to a liquidation amount not in excess of 25% of the initial aggregate liquidation amount (in the case of perpetual non-cumulative preferred stock) or the initial aggregate principal amount (in the case of securities other than perpetual non-cumulative preferred stock). No remedy other than Permitted Remedies will arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the issuer’s failure to pay Distributions because of the Mandatory Trigger Provision or as a result of the issuer’s exercise of its right under an Optional Deferral Provision until Distributions have been deferred for one or more Distribution Periods that total together at least ten years.

"Mandatorily Convertible Preferred Stock" means cumulative preferred stock with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock convert into a determinable number of shares of Common Stock of the issuer (which may be determinable within a range) within three years from the date of its issuance.

"Market Disruption Event" means the occurrence or existence of any of the following events or sets of circumstances:

(i) trading in securities generally, or in the securities of the issuer (or any affiliate of the issuer that may issue securities in settlement of an Alternative Payment Mechanism) specifically, on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which such securities are then listed or traded shall have been suspended or their settlement generally shall have been materially disrupted;

(ii) the issuer (or an affiliate as specified in clause (i)) would be required to obtain the consent or approval of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue shares of APM Qualifying Securities and the issuer (or an affiliate as specified in clause (i)) fails to obtain that consent or approval notwithstanding the commercially reasonable efforts of the issuer (or such affiliate) to obtain that consent or approval; or

(iii) an event occurs and is continuing as a result of which the offering document for the offer and sale of the APM Qualifying Securities would, in the reasonable judgment of the issuer (or an affiliate as specified in clause (i)), contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (A) the disclosure of that event at the time the event occurs, in the reasonable judgment of the issuer (or an affiliate as specified in clause (i)), would have a material adverse effect on the business of the issuer (or an affiliate as specified in clause (i)) or (B) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the ability of the issuer or any affiliate to consummate that transaction, provided that one or more events described in this subsection (iii) shall not constitute a Market Disruption Event with respect to more than one Distribution Date.

"Non-Cumulative Preferred Stock" means preferred or preference stock having Distributions which may be skipped by the issuer thereof for any number of Distribution Periods without any remedy arising under the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of such issuer’s failure to pay Distributions, other than Permitted Remedies.

"Notes" has the meaning specified in Recital A, including any subsequent offerings of additional notes of the same series.

"NRSRO" means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act.

"Optional Deferral Provision" means, as to any security or combination of securities, a provision in the terms thereof or of the related transaction agreements, to the effect that the issuer thereof may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to ten years without any remedy other than Permitted Remedies as a result of such issuer’s failure to pay Distributions.

"Permitted Remedies" means, as to any security or combination of securities, any one or more of (i) rights in favor of the holders thereof permitting such holders to elect one or more directors of the issuer or its direct or indirect parent company (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded), (ii) prohibitions on the issuer paying Distributions on or repurchasing Common Stock or other securities that rank junior as to Distributions to such securities for so long as Distributions on such securities, including deferred Distributions, have not been paid in full or to such lesser extent as may be specified in the terms of such securities, and (iii) provisions obliging the issuer to cause such unpaid Distributions to be paid in full pursuant to an Alternative Payment Mechanism.

"Person" means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

"Qualifying Warrants" means net share settled warrants to purchase Common Stock that have an exercise price greater than the current stock market price of the issuer’s Common Stock as of their date of issuance, that does not entitle the issuer to redeem for cash and the holders of such warrants are not entitled to require the issuer to repurchase for cash in any circumstance.

"Redesignation Date" means, as to the then effective Covered Debt, the earliest of (i) the date that is two years prior to the final maturity date of such Covered Debt, (ii) if the issuer elects to redeem, or the Corporation or a Subsidiary of the Corporation elects to repurchase, such Covered Debt either in whole or in part with the consequence that after giving effect to such redemption or repurchase the outstanding principal amount of such Covered Debt is less than $100,000,000, the applicable redemption or repurchase date and (iii) if the then outstanding Covered Debt is not Eligible Subordinated Debt, the date on which the Corporation issues long-term indebtedness for money borrowed that is Eligible Subordinated Debt.

"Replacement Capital Covenant" has the meaning specified in the introduction to this instrument.

"Replacement Capital Securities" shall mean securities that meet one or more of the following criteria in the determination of the Board of Directors reasonably construing the definitions and other terms of this Replacement Capital Covenant:

(a) with respect to Notes that are redeemed or repurchased after the date hereof and on or before September 30, 2016:

(i)	Common Stock;

(ii)	Common Equity Units;

(iii)	Mandatorily Convertible Preferred Stock;

(iv)	Non-Cumulative Preferred Stock having at least one of the following combination of features:

(A)	(1) no maturity or a final maturity of at least 60 years and (2) Intent-Based Replacement Disclosure; or
(B)	no maturity or a final maturity of at least 40 years and (x) an Explicit Replacement Covenant or (y) Intent-Based Replacement Disclosure and a Mandatory Trigger Provision; or

(C)	(1) no maturity or a final maturity of at least 25 years, (2) an Explicit Replacement Covenant and (3) a Mandatory Trigger Provision;

(v)	preferred or preference stock having (1) cumulative Distributions, (2) no maturity or a final maturity of at least 60 years and (3) an Explicit Replacement Covenant; or

(vi)
other securities that rank upon a liquidation, dissolution or winding-up of the issuer either (1) pari passu with or junior to the Notes or (2) pari passu with the claims of the issuer’s trade creditors and junior to all of the issuer’s long-term indebtedness for money borrowed (other than the issuer’s long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on a liquidation, dissolution or winding-up of the issuer); and at least one of the following combination of features

(A)	(1) an Optional Deferral Provision, (2) no maturity or a final maturity of at least 60 years and (3) an Explicit Replacement Covenant, or

(B)	(1) an Optional Deferral Provision, (2) a Mandatory Trigger Provision, (3) no maturity or a final maturity of at least 40 years and (4) Intent-Based Replacement Disclosure, or

(C)	(1) an Optional Deferral Provision, (2) a Mandatory Trigger Provision, (3) no maturity or a maturity of at least 25 years and (4) an Explicit Replacement Covenant; or

(b) with respect to Notes that are redeemed or repurchased after September 30, 2016,

(i)	securities described in paragraph (a) of this definition;

(ii)	preferred or preference stock, having no maturity or a final maturity of at least 60 years, and cumulative Distributions and Intent-Based Replacement Disclosure; or

(iii)
other securities that rank upon a liquidation, dissolution or winding-up of the issuer either (1) pari passu with or junior to the Notes or (2) pari passu with the claims of the issuer’s trade creditors and junior to all of the issuer’s long-term indebtedness for money borrowed (other than the issuer’s long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on a liquidation, dissolution or winding-up of the issuer); and at least one of the following combination of features

(A)	(1) an Optional Deferral Provision, (2) no maturity or a maturity of at least 35 years and (3) an Explicit Replacement Covenant, or

(B)	(1) an Optional Deferral Provision, (2) a Mandatory Trigger Provision, (3) no maturity or a maturity of at least 25 years and (4) Intent-Based Replacement Disclosure.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Subsidiary" means, at any time, any Person the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by another Person.

"Termination Date" has the meaning specified in Section 4.